                                                                    EXHIBIT 10.8

                              ITT INDUSTRIES, INC.
                  SPECIAL SENIOR EXECUTIVE SEVERANCE PAY PLAN
                   (AMENDED AND RESTATED AS OF JULY 13, 2004)

1. PURPOSE

      The purpose of this ITT Industries Special Senior Executive Severance Pay Plan ("Plan") is to assist in occupational transition by providing Severance Benefits, as defined herein, for employees covered by this Plan whose employment is terminated under conditions set forth in this Plan.

2. COVERED EMPLOYEES

      Covered employees under this Plan ("Special Severance Executives") are active full-time, regular salaried employees of ITT Industries, Inc., ("ITT Industries") and of any subsidiary company ("ITT Industries Subsidiary") (collectively or individually as the context requires "Company") (including Special Severance Executives who are short term disabled as of a Potential Acceleration Event within the meaning of the Company's short term disability plans) (other than Special Severance Executives on periodic severance as of a Potential Acceleration Event) who are in Band A or B or were in Band A or B at any time within the two year period immediately preceding an Acceleration Event and such other employees of the Company who shall be designated as covered employees in Band A or B under the Plan by the Compensation and Personnel Committee of ITT Industries' Board of Directors.

      "Bands A and B" shall have the meaning given such terms under the executive classification system of the ITT Industries Human Resources Department as in effect immediately preceding an Acceleration Event. After the occurrence of an Acceleration Event, the terms "ITT Industries", "ITT Industries Subsidiary" and "Company" as used herein shall also include, respectively and as the context requires, any successor company to ITT Industries or any successor company to any ITT Industries Subsidiary and any affiliate of any such successor company.

3. DEFINITIONS

      An "Acceleration Event" shall occur if (i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Act") disclosing that any person (within the meaning of Section 13(d) of the Act), other than ITT Industries or a subsidiary of ITT Industries or any employee benefit plan sponsored by ITT Industries or a subsidiary of ITT Industries, is the beneficial owner directly or indirectly of twenty percent (20%) or more of the outstanding Common Stock $1 par value, of ITT Industries (the "Stock"); (ii) any person (within the meaning of Section 13(d) of the Act), other than ITT Industries or a subsidiary of ITT Industries, or any employee benefit plan sponsored by ITT Industries or a subsidiary of ITT Industries, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Stock of ITT Industries (or securities convertible into Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of twenty percent (20%) or more of the outstanding Stock of ITT Industries (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire Stock); (iii) the stockholders of ITT Industries shall approve (A) any consolidation, business combination or merger involving ITT Industries, other than a consolidation, business combination or merger involving ITT Industries in which holders of Stock immediately prior to the consolidation, business combination or merger (x) hold fifty percent (50%) or more of the combined voting power of ITT Industries (or the corporation resulting from the merger or consolidation or the parent of such corporation) after the merger and
(y) have the same proportionate ownership of common stock of ITT Industries (or the corporation resulting from the merger or consolidation or the parent of such corporation), relative to other holders of Stock immediately prior to the merger, business combination or consolidation, immediately after the merger as immediately before, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of ITT Industries, (iv) there shall have been a change in a majority of the members of the Board of Directors of ITT Industries within a 12-month period unless the election or nomination for election by ITT Industries' stockholders of each new director during such 12-month period was approved by the vote of two-thirds of the directors then still in office who (x) were directors at the beginning of such 12-month period or (y) whose nomination for election or election as directors was recommended or approved by a majority of the directors who where directors at the beginning of such 12-month period or (v) any person (within the meaning of Section 13(d) of the Act) (other than ITT Industries or any subsidiary of ITT Industries or any employee benefit plan (or related trust) sponsored by ITT Industries or a subsidiary of ITT Industries) becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Act) of twenty percent (20%) or more of the Stock.

      "Cause" shall mean action by the Special Severance Executive involving willful malfeasance or gross negligence or the Special Severance Executive's failure to act involving material nonfeasance that would tend to have a materially adverse effect on the Company. No act or omission on the part of the Special Severance Executive shall be considered "willful" unless it is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.

      "Good Reason" shall mean (i) without the Special Severance Executive's express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its affiliates promptly after receipt of notice thereof given by the Special Severance Executive, (A) a reduction in the Special Severance Executive's annual base salary (whether or not deferred) or annual bonus (as measured by the highest bonus paid or awarded, whether or not deferred, in respect of the three (3) calendar years preceding an Acceleration Event) or any reduction in any material compensation or benefits arrangement,
(B) the assignment to the Special Severance Executive of any duties inconsistent in any respect with the Special Severance Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or (C) any other action by the Company or its affiliates which results in a diminution in such position, authority, duties or responsibilities;
(ii) without the Special Severance Executive's express written consent, the Company's requiring the Special Severance Executive's work location to be other than within twenty-five (25) miles of the location where such Special Severance Executive was principally working immediately prior to the Acceleration Event; or (iii) any failure by the Company to obtain the express written assumption of this Plan from any successor to the Company.

      "Potential Acceleration Event" shall mean any execution of an agreement, the commencement of a tender offer or any other transaction or event that if consummated would result in an Acceleration Event.

4. SEVERANCE BENEFITS UPON TERMINATION OF EMPLOYMENT

      If, a Special Severance Executive's employment with the Company is terminated due to a Qualifying Termination, he or she shall receive the severance benefits set forth in Section 5 hereof ("Severance Benefits"). For purposes hereof, (i) a "Qualifying Termination" shall mean a termination of a Special Severance Executive's employment with the Company either (x) by the Company without Cause (A) within the two (2) year period commencing on the date of the occurrence of an Acceleration Event or (B) prior to the occurrence of an Acceleration Event and either (1) following the public announcement of the transaction or event which ultimately results in such Acceleration Event or (2) at the request of a party to, or participant in, the transaction or event which ultimately results in an Acceleration Event; or (y) by a Special Severance Executive for Good Reason within the two (2) year period commencing with the date of the occurrence of an Acceleration Event and (ii) a determination by a Special Severance Executive that he or she has "Good Reason" hereunder shall be final and binding on the parties hereto absent a showing of bad faith on the Special Severance Executive's part.

5. SEVERANCE BENEFITS

      Band A Benefits

      Severance Benefits for Special Severance Executives (i) in Band A at the time of a Qualifying Termination or at any time during the two (2) year period immediately preceding the Acceleration Event or (ii) designated as a covered employee in Band A in accordance with Section 2 hereof:

       - ACCRUED RIGHTS - The Special Severance Executive's base salary through the date of termination of employment, any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year, reimbursement for any unreimbursed business expenses properly incurred by the Special Severance Executive in accordance with Company policy prior to the date of the Special Severance Executive's termination of employment and such employee benefits, if any, as to which the Special Severance Executive may be entitled under the employee benefit plans of the Company, including without limitation, the payment of any accrued or unused vacation under the Company's vacation policy.

       - SEVERANCE PAY - The sum of (x) three (3) times the highest annual base salary rate paid (whether or not deferred) to the Special Severance Executive at any time during the three year period immediately preceding the Special Severance Executive's termination of employment, and (y) three (3) times the highest annual bonus paid or awarded (whether or not deferred) to the Special Severance Executive in respect of either (i) the three
(3) years preceding an Acceleration Event or (ii) the three (3) years preceding the Special Severance Executive's termination of employment.

       - BENEFITS AND PERQUISITES

            > Continued health and life insurance benefits and perquisites (including, without limitation, any Company-provided automobile and any tax or financial advisory services) for a three (3) year period following the Special Severance Executive's termination of employment at the same cost to the Special Severance Executive, and at the same coverage levels, as provided to the Special Severance Executive (and the Special Severance Executive's eligible dependents) immediately prior to his or her termination of employment.

            > Payment of a lump sum amount ("Pension Lump Sum Amount") equal to the difference between (i) the total lump sum value of the Special Severance Executive's pension benefit under the ITT Industries Salaried Retirement Plan and, as applicable, Excess Pension Plan IA, Excess Pension Plan IB and/or Excess Pension Plan II of the Company or any successor plan; provided that the benefits under such successor plan is no less favorable than the benefits under the plans set forth herein (or corresponding pension arrangements outside the United States) ("Pension Plans") as of the Special Severance Executive's termination of employment and (ii) the total lump sum value of the Special Severance Executive's pension benefit under the Pension Plans after crediting an additional three (3) years of age and three (3) years of eligibility and benefit service to the Special Severance Executive and applying the highest annual base salary rate and highest bonus determined above under "Severance Pay" with respect to each of the additional three (3) years of service so credited for purposes of determining Final Average Compensation under the Pension Plans. The above total lump sum values shall be determined in the manner provided in the Excess Pension Plans of the Company for determination of lump sum benefits upon the occurrence of an Acceleration Event, as defined in said Plans. This provision shall apply to any Special Severance Executive having a pension benefit under any of the Pension Plans as of the Special Severance Executive's termination of employment. An example of the calculation of benefits set forth in this paragraph is set forth on Schedule A.

            > Crediting of an additional three (3) years of age and three (3) years of eligibility service for purposes of the Company's retiree health and retiree life insurance benefits. This provision shall apply to any Special Severance Executives covered under such benefits any time during the three (3) year period immediately preceding the Special Severance Executive's termination of employment.

            > Payment of a lump sum amount ("Savings Plan Lump Sum Amount") equal to three (3) times the following amount: the highest annual base salary rate determined above under "Severance Pay" times the highest percentage rate of Company Contributions (not to exceed three and on-half percent (3 1/2%)) with respect to the Special Severance Executive under the ITT Industries Investment and Savings Plan for Salaried Employees and/or the ITT Industries Excess Savings Plan (or corresponding savings plan arrangements outside the United States) ("Savings

Plans") (including matching contributions and floor contributions) at any time during the three (3) year period immediately preceding the Special Severance Executive's termination of employment or the three (3) year period immediately preceding the Acceleration Event. This provision shall apply to any Special Severance Executive who is a member of any of the Savings Plans at any time during such three (3) year period.

       - OUTPLACEMENT - Outplacement services for one (1) year.

      Band B Benefits

      Severance Benefits for Special Severance Executives (i) in Band B at the time of a Qualifying Termination or at any time during the two (2) year period immediately preceding the Acceleration Event or (ii) designated as a covered employee in Band B in accordance with Section 2 hereof; provided, that a Special Severance Executive who is in Band B at the time of a Qualifying Termination but was in Band A anytime during the two (2) year period immediately preceding the Acceleration Event shall be entitled to Severance Benefits as a Special Severance Executive in Band A and shall not be entitled to the Severance Benefits set forth below:

       - ACCRUED RIGHTS - The Special Severance Executive's base salary through the date of termination of employment, any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year, reimbursement for any unreimbursed business expenses properly incurred by the Special Severance Executive in accordance with Company policy prior to the date of the Special Severance Executive's termination of employment and such employee benefits, if any, as to which the Special Severance Executive may be entitled under the employee benefit plans of the Company, including without limitation, the payment of any accrued or unused vacation under the Company's vacation policy.

       - SEVERANCE PAY - The sum of (x) two (2) times the highest annual base salary rate paid (whether or not deferred) to the Special Severance Executive at any time, during the three (3) year period immediately preceding the Special Severance Executive's termination of employment, and (y) two (2) times the highest annual bonus paid or awarded (whether or not deferred) to the Special Severance Executive in respect of either (i) the three (3) years preceding an Acceleration Event or (ii) the three (3) years preceding the Special Severance Executive's termination of employment.

       - BENEFITS AND PERQUISITES

            > Continued health and life insurance benefits and perquisites (including, without limitation, any Company provided automobile and any tax or financial advisory services) for a two year period following the Special Severance Executive's termination of employment at the same cost to the Special Severance Executive, and at the same coverage levels, as provided to the Special Severance Executive (and the Special Severance Executive's eligible dependents) immediately prior to his or her termination of employment.

            > Payment of a lump sum amount ("Pension Lump Sum Amount") equal to the difference between (i) the total lump sum value of the Special Severance Executive's pension benefit under the ITT Industries Salaried Retirement Plan and, as applicable, Excess Pension Plan IA, Excess Pension Plan IB and/or Excess Pension Plan II of the Company or any successor plan; provided that the benefits under such successor plan is no less favorable than the benefits under the plans set forth herein (or corresponding pension arrangements outside the United States) ("Pension Plans") as of the Special Severance Executive's termination of employment and (ii) the total lump sum value of the Special Severance Executive's pension benefit under the Pension Plans after crediting an additional two (2) years of age and two (2) years of eligibility and benefit service to the Special Severance Executive and applying the highest annual base salary rate and highest bonus determined above under "Severance Pay" with respect to each of the additional two (2) years of service so credited for purposes of determining Final Average Compensation under the Pension Plans. The above total lump sum values shall be determined in the manner provided in the Excess Pension Plans of the Company for determination of lump sum benefits upon the occurrence of an Acceleration Event, as defined in said Plans. This provision shall apply to any Special Severance Executive having a pension benefit under any of the Pension Plans as of the Special Severance Executive's termination of employment. An example of the calculation of benefits set forth in this paragraph is set forth on Schedule A.

            > Crediting of an additional two (2) years of age and two (2) years of eligibility service for purposes of the Company's retiree health and retiree life insurance benefits. This provision shall apply to any Special Severance Executives covered under such benefits any time during the three (3) year period immediately preceding the Special Severance Executive's termination of employment.

            > Payment of a lump sum amount ("Savings Plan Lump Sum Amount") equal to two (2) times the following amount: the highest annual base salary rate determined above under "Severance Pay" times the highest percentage rate of Company Contributions (not to exceed three and one-half percent (3 1/2%)) with respect to the Special Severance Executive under the ITT Industries Investment and Savings Plan for Salaried Employees and/or the ITT Industries Excess Savings Plan (or corresponding savings plan arrangements outside the United States) ("Savings Plans") (including matching contributions and floor contributions) at any time during either the three (3) year period immediately preceding the Special Severance Executive's termination of employment or the three (3) year period immediately preceding the Acceleration Event. This provision shall apply to any Special Severance Executive who is a member of any of the Savings Plans at any time during such three (3) year period.

       - OUTPLACEMENT - Outplacement services for one year.

      General

      With respect to the provision of benefit and perquisites during the above described respective three and two year periods, if, for any reason at any time the Company is unable to treat the Special Severance Executive as being eligible for ongoing participation in any Company employee benefit plans or perquisites in existence immediately prior to the termination of employment of the Special Severance Executive, and if, as a result thereof, the Special Severance Executive does not receive a benefit or perquisite or receives a reduced benefit or perquisite, the Company shall provide such benefits or perquisites by (i) direct payment to the Special Severance Executive of the amounts the Special Severance Executive would have received from such benefit plan or perquisite had the Special Severance Executive continued to be eligible or (ii) at the Company's option, making available equivalent benefits or perquisites from other sources.

6. FORM OF PAYMENT OF SEVERANCE PAY AND LUMP SUM PAYMENTS

      Severance Pay shall be paid in cash, in a non-discounted lump sum within five (5) business days after the date the employment of the Special Severance Executive terminates. The Pension Lump Sum Amount and the Savings Plan Lump Sum Amount shall be paid in cash within thirty (30) calendar days after the date the employment of the Special Severance Executive terminates.

7. TERMINATION OF EMPLOYMENT - OTHER

      The Severance Benefits shall only be payable upon a Special Severance Executive's termination of employment due to a Qualifying Termination; provided, that if, following the occurrence of an Acceleration Event, a Special Severance Executive is terminated due to the Special Severance Executive's death or disability (as defined in the long-term disability plan in which the Special Severance Executive is entitled to participate (whether or not the Special Severance Executive voluntarily participates in such plan)) and, at the time of such termination, the Special Severance Executive had grounds to resign with Good Reason, such termination of employment shall be deemed to be a Qualifying Termination.

8. ADMINISTRATION OF PLAN

      This Plan shall be administered by ITT Industries, who shall have the exclusive right to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate and decide any and all matters arising under this Plan, including but not limited to the right to determine appeals. Subject to applicable Federal and state law, all interpretations and decisions by ITT Industries shall be final, conclusive and binding on all parties affected thereby.

      Notwithstanding the preceding paragraph, following an Acceleration Event, any controversy or claim arising out of or relating to this Plan, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and the entire cost thereof shall be borne by the Company. The location of the arbitration proceedings shall be reasonably acceptable to the Special Severance Executive. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Special Severance Executive as a result of the Company's refusal to provide any of the Severance Benefits to which the Special Severance Executive becomes entitled under this Plan, or as a result of the Company's (or any third party's) contesting the validity, enforceability, or interpretation of this Plan, or as a result of any conflict between the Special Severance Executive and the Company pertaining to this Plan. The Company shall pay such fees and expenses from the general assets of the Company.

9. TERMINATION OR AMENDMENT

      ITT Industries may terminate or amend this Plan ("Plan Change") at any time except, that following the occurrence of (i) an Acceleration Event or (ii) a Potential Acceleration Event, no Plan Change that would adversely affect any Special Severance Executive may be made without the prior written consent of such Special Severance Executive affected thereby; provided, however, that (ii) above shall cease to apply if such Potential Acceleration Event does not result in the occurrence of an Acceleration Event.

10. OFFSET

      Any Severance Benefits provided to a Special Severance Executive under this Plan shall be offset by reducing (x) any Severance Pay hereunder by any severance pay, salary continuation pay, termination pay or similar pay or allowance and (y) any other Severance Benefits hereunder by corresponding employee benefits, perquisites or outplacement services, which the Special Severance Executive receives or is entitled to receive, (i) under the ITT Industries, Inc. Senior Executive Severance Pay Plan; (ii) pursuant to any other Company policy, practice, program or arrangement; (iii) pursuant to any Company employment agreement or other agreement with the Company; or (iv) by virtue of any law, custom or practice excluding, however, any unemployment compensation in the United States, unless the Special Severance Executive voluntarily expressly waives (which the Special Severance Executive shall have the exclusive right to do) in writing any such respective entitlement.

11. EXCISE TAX

      In the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Special Severance Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 11 such payments or distributions being referred to herein as "Payments") would give rise to liability of the Special Severance Executive for the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended (the "Code"), or that any interest or penalties are incurred by the Special Severance Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Special Severance Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that after payment by the Special Severance Executive of all Federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income and employment taxes (and any interest and penalties imposed with respect to such taxes) and Excise Tax imposed upon the Gross-Up Payment, the Special Severance Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

      All determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm mutually agreed to by the Special Severance Executive and the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Special Severance Executive within ten (10) business days of the receipt of notice from the Special Severance Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, the Special Severance Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of the Special Severance Executive's residence or place of employment, whichever is higher, in the calendar year in which any such Gross-Up Payment is to be made. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to the Special Severance Executive when due. If the Accounting Firm determines that no Excise Tax is payable by the Special Severance Executive, it shall so indicate to the Special Severance Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Special Severance Executive. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) the Special Severance Executive was lower than the amount actually due ("Underpayment"). In the event that the Company exhausts its remedies pursuant to this Section 11 and the Special Severance Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Special Severance Executive.

      The Special Severance Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Special Severance Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Special Severance Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Special Severance Executive in writing prior to the expiration of such period that it desires to contest such claim, Special Severance Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Special Severance Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Special

Severance Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Special Severance Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs the Special Severance Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Special Severance Executive, on an interest-free basis, and shall indemnify and hold the Special Severance Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if the Special Severance Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Special Severance Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Special Severance Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      If, after the receipt by the Special Severance Executive of an amount paid or advanced by the Company pursuant to this Section 11, the Special Severance Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Special Severance Executive shall (subject to the Company's complying with the requirements of Section 11) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Special Severance Executive of an amount advanced by the Company pursuant to Section 11, a determination is made that the Special Severance Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Special Severance Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

      In the event the Gross-Up Payment shall fail to make the Special Severance Executive whole on an after-tax basis, whether by reason of either (i) an adjustment made by the Internal Revenue Service or state taxing authority or
(ii) because the Special Severance Executive's actual effective tax rate was higher than the rate used by the Accounting Firm as determined pursuant to
Section 11 for the year in which the Gross-Up Payment was made, the Gross-Up Payment shall be recalculated ("Recalculated Gross-Up Payment"), using the Special Severance Executive's actual effective tax rate, once it is known for the calendar year in which the Gross-Up Payment is made, and the Company shall reimburse the Special Severance Executive for the full amount of any amount by which the Recalculated Gross-Up Payment exceeds the Gross-Up Payment ("Additional Gross-Up Payment").

      The Gross-Up Payment and any Additional Gross-Up Payment shall be paid out of the general assets of the Company.

12. MISCELLANEOUS

      The Special Severance Executive shall not be entitled to any notice of termination or pay in lieu thereof.

      Severance Benefits under this Plan are paid entirely by the Company from its general assets.

      This Plan is not a contract of employment, does not guarantee the Special Severance Executive employment for any specified period and does not limit the right of the Company to terminate the employment of the Special Severance Executive at any time.

      If a Special Severance Executive should die while any amount is still payable to the Special Severance Executive hereunder had the Special Severance Executive continued to live, all such amounts shall be paid in accordance with this Plan to the Special Severance Executive's designated heirs or, in the absence of such designation, to the Special Severance Executive's estate.

      The numbered section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan.

      If, for any reason, any one or more of the provisions or part of a provision contained in this Plan shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Plan not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law remain in full force and effect.

      The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof.

      The Plan shall be binding on all successors and assigns of the ITT Industries and a Special Severance Executive.

13. NOTICES

      Any notice and all other communication provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

            If to the Company:

            ITT Industries, Inc.
            4 West Red Oak Lane
            White Plains, New York 10604
            Attention: General Counsel

            If to Special Severance Executive:

            To the most recent address of Special Severance Executive set forth in the personnel records of ITT Industries.

14. ADOPTION DATE

      This Plan was adopted by ITT Industries on March 10, 1997 ("Adoption Date") and does not apply to any termination of employment which occurred or which was communicated to the Special Severance Executive prior to the Adoption Date.

                  SPECIAL SENIOR EXECUTIVE SEVERANCE PAY PLAN

                    EXAMPLE OF POTENTIAL PENSION ENHANCEMENT

      BASIC INPUT DATA

Date of Event                            12/31/2004

Employee Age                                     55

Employee Service                                 20

Current Salary Rate                         345,000

Estimated Social Security Benefit (Mo.)       1,400

      HISTORICAL EARNINGS

                     BASE        EXECUTIVE
YEAR               EARNINGS        BONUS
1998                260,417        84,000
1999                273,438       106,000
2000                286,771       125,000
2001                298,167       165,000
2002                312,500       200,000
2003                327,500       185,000
2004                342,500       189,000

IMPLIED EARNINGS
    Year l          345,000       200,000
    Year 2          345,000       200,000
    Year 3          345,000       200,000

      CALCULATION OF PENSION BENEFIT

                                             ACTUAL        ENHANCED      IMPROVEMENT
Final Average Pay                          486,287.50     538,800.00
Age                                             55.00          58.00
Service                                         20.00          23.00

Gross Monthly Pension                       16,209.58      20,654.00        4,444.42
Less: Social Security Offset                  (350.00)       (402.50)         (52.50)
Net Monthly Pension @ Age 65                15,859.58      20,251.50        4,391.92
Early Retirement Reduction Factor               75.00%         90.00%

Net Pension Payable after age 62            11,807.19      18,186.10        6,378.91
Net Pension Payable to age 62               12,157.19      18,588.60        6,431.41

Lump Sum Value of Benefit from Enhanced
Severance Pay Plan                                                      1,406,120.12

Note: In addition to the lump sum payment shown, any portion of the actual benefit that is payable under the Excess Pension Plan would be paid in a lump sum